EXHIBIT 4.4

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL TO TRANSFEROR IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

WARRANT TO PURCHASE COMMON STOCK

(No. W-__)

Company:	Lenco Mobile Inc., a Delaware corporation
Number of Shares:	_____________________, subject to adjustment as set forth in Article 2.4 below
Class of Stock:	Common Stock, $0.001 par value
Warrant Price:	$0.10 per share, subject to adjustment as set forth in Article 2.4 below
Issue Date:	July __, 2012
Expiration Date:	July __, 2017
Credit Facility:	This Warrant is issued in connection with the Note Purchase and Security Agreement dated as of July 30, 2012, by and among Lenco Mobile Inc. and the Lenders listed on the Schedule of Lenders thereto (the "Purchase Agreement"). Capitalized terms not elsewhere defined herein shall have the meanings set forth in the Purchase Agreement.

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, _____________________________________ (together with any successor or permitted assignee or transferee of this Warrant or any holder of the shares issuable or issued upon exercise of this Warrant, "Holder") is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the "Shares") of the Company at the Warrant Price, all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1. EXERCISE.

1.1              Method of Exercise. Holder may exercise or convert this Warrant by delivering a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Article 1.2, Holder shall also deliver to the Company a check, wire transfer (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1

1.2              Conversion Right. In lieu of exercising this Warrant as specified in Article 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of a Share shall be determined pursuant to Article 1.3.

1.3              Fair Market Value. If the Shares are traded on a national stock exchange or another nationally recognized trading system, the fair market value of each Share shall be the closing sale price of a Share reported on the trading day immediately preceding the date on which Holder delivers its Notice of Exercise to the Company. If the Shares are not traded on a national stock or another nationally recognized trading system, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment.

1.4              Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this Warrant and, if applicable, the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired.

1.5              Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.6              Treatment of Warrant Upon Acquisition of Company.

1.6.1              "Acquisition". For the purpose of this Warrant, "Acquisition" means any “Change of Control Transaction” as set forth in the Company’s Certificate of Incorporation, as amended from time to time.

1.6.2              Treatment of Warrant at Acquisition.

(A)              In the event of an Acquisition (x) that is not a sale of all or substantially all of the Company’s assets (an “Asset Sale”) and (y) in which the sole consideration is cash, either (a) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) if Holder elects not to exercise the Warrant, this Warrant will expire upon the consummation of such Acquisition. In addition to any other notices set forth herein or required by law, the Company shall provide Holder with written notice of the proposed Acquisition (an “Acquisition Notice”) (together with such reasonable information as Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than the earlier of: (i) five (5) business days after signing a definitive agreement regarding the proposed Acquisition transaction; or (ii) ten (10) business days prior to the anticipated closing of the proposed Acquisition.

2

(B)              In the event of an Acquisition that is an “arms length” Asset Sale (and only its assets) to a third party that is not an Affiliate (as defined below) of the Company (a “True Asset Sale”), either (a) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) if Holder elects not to exercise the Warrant, this Warrant will continue until the Expiration Date if the Company continues as a going concern following the closing of any such True Asset Sale. In addition to any other notices set forth herein or required by law, the Company shall provide Holder with an Acquisition Notice relating to the foregoing (together with such reasonable information as Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than the earlier of: (i) five (5) business days after signing a definitive agreement regarding the proposed Acquisition transaction; or (ii) ten (10) business days prior to the anticipated closing of the proposed Acquisition..

(C)              Upon the closing of any Acquisition other than those particularly described in subsections (A) and (B) above, the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price and/or number of Shares shall be adjusted accordingly to reflect the consideration to be paid to holders of the Company’s common stock in the Acquisition, and the successor entity shall be required to issue promptly upon the consummation of such Acquisition a replacement Warrant containing substantially the same provisions as this Warrant, but containing all appropriate changes due to such Acquisition.

As used herein “Affiliate” shall mean any person or entity that owns or controls directly or indirectly ten (10) percent or more of the voting power of Company, any person or entity that controls or is controlled by or is under common control with such persons or entities, and each of such person’s or entity’s officers, directors, or partners, as applicable.

1.7              Charges, Taxes and Expenses. Issuance of certificates for Shares upon the exercise or conversion of this Warrant shall be made without charge to Holder for any Federal, state, local or other documentary stamp tax or other incidental expense with respect to the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of Holder. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involving the issue and delivery of Shares in any name other than that of Holder or any affiliate of Holder.

3

1.8              Authorized Shares. The Company covenants that during the period that this Warrant remains outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Shares upon the exercise or conversion of this Warrant. The Company further covenants that the issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Shares upon the exercise or conversion of this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the trading market upon which the Common Stock may be listed, quoted or traded.

ARTICLE 2. ADJUSTMENTS TO THE SHARES.

2.1              Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on the Shares payable in common stock or other securities, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend occurred. If the Company subdivides the Shares by reclassification or otherwise into a greater number of shares or takes any other action which increase the amount of stock into which the Shares are convertible, the number of shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.2              Reclassification, Exchange, Combinations or Substitution. Upon any reclassification, exchange, substitution, or other event not covered by Article 1.6 or Article 2.1 that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. The Company or its successor shall promptly issue to Holder an amendment to this Warrant setting forth the number and kind of such new securities or other property issuable upon exercise or conversion of this Warrant as a result of such reclassification, exchange, substitution or other event that results in a change of the number and/or class of securities issuable upon exercise or conversion of this Warrant. The amendment to this Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Article 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

4

2.3              Adjustment for Dilutive Issuance. The Warrant Price and the number of Shares issuable upon exercise of this Warrant shall be subject to adjustment, if at all, from time to time in the manner set forth in Company’s Certificate of Incorporation as if the Shares were issued and outstanding on and as of the date of any such required adjustment. Any provisions set forth for the Shares in Company’s Certificate of Incorporation relating to the above in effect as of the date hereof may not be amended, modified or waived, without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the Shares in the same manner as such amendment, modification or waiver affects the rights associated with all other shares of the same series and class as the Shares.

2.4              Adjustment for Issuance of New Securities and Indebtedness. The Warrant Price and the number of Shares issuable upon exercise of this Warrant shall be subject to further adjustment as follows: In the event that the Company issues New Securities or incurs any Indebtedness, other than Permitted Indebtedness, prior to the earlier to occur of (A) the termination of Holder’s Note or (B) the effective termination date of the obligations set forth in Section 3 of the Purchase Agreement, (a) the number of Shares issuable upon exercise of this Warrant shall be automatically adjusted to be equal to (x) the Number of Shares set forth in the preamble above (y) multiplied by two (2) and (b) the Warrant Price shall be automatically adjusted to be equal to (x) the Warrant Price set forth in the preamble above (y) divided by two (2). Such adjustments shall only occur once prior to the Expiration Date and shall only apply to the first issuance of New Securities or the first incurrence of Indebtedness, other than Permitted Indebtedness, as the case may be, following the effective date of this Warrant.

2.5              No Impairment. Except to the extent waived or consented to by Holder, the Company shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder's rights under this Article against impairment.

2.6              Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder the amount computed by multiplying the fractional interest by the fair market value of a full Share.

2.7              Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company shall promptly notify Holder in writing, and, at the Company’s expense, promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer, Controller or Principal Accounting Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price and number of Shares in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

5

2.8              Calculations. All calculations under Article 1.6 and this Article 2 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1              Representations and Warranties. The Company represents and warrants to Holder that all Shares which are issuable upon the exercise or conversion of this Warrant pursuant to the terms hereof, shall, upon issuance, be duly authorized, validly issued, and upon payment of the aggregate Warrant Price (but only if exercised pursuant to Article 1.1 hereof), fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

3.2              Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon any of its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for sale any shares of the Company’s capital stock (or other securities convertible into such capital stock) requiring stockholder approval other than pursuant to the Company's stock option or other compensatory plans; (c) to effect any reclassification or recapitalization of any of its capital stock; or (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall give Holder: (1) at least 10 business days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; and (2) in the case of the matters referred to in (c) and (d) above at least 10 business days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event); provided that, the failure to give any such notice or any defect therein shall not affect the validity of the proceedings, actions or events described in subsections (a)-(d) above. The Company will also provide information requested by Holder reasonably necessary to enable Holder to comply with Holder’s accounting or reporting requirements.

ARTICLE 4. REPRESENTATIONS, WARRANTIES OF HOLDER. Holder represents and warrants to the Company as follows:

4.1              Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by Holder will be acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that Holder has not been formed for the specific purpose of acquiring this Warrant or the Shares.

6

4.2              Disclosure of Information. Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

4.3              Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4              Accredited Investor Status. Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Act.

4.5              The Act. Holder understands that this Warrant and the Shares issuable upon exercise hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise or conversion hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available.

ARTICLE 5. MISCELLANEOUS.

5.1              Term. This Warrant is exercisable in whole or in part at any time and from time to time on or before the Expiration Date.

5.2              Legends. This Warrant and the Shares shall be imprinted with a legend in substantially the following form:

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 OF THE WARRANT, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL TO THE TRANSFEROR IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

7

5.3              Compliance with Securities Laws on Transfer. This Warrant and the Shares issued upon exercise of this Warrant may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company).

5.4              Transfer Procedure. Subject to the provisions of Article 4.5 and Article 5, Holder may transfer all or part of this Warrant or any Shares issued upon exercise of this Warrant to any transferee, provided, however, that prior to any such transfer, Holder (i) delivers to the Company written notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the proposed transferee, (ii) complies with the provisions of Article 4.5 and Article 5.3 hereof, including by delivery to the Company of such legal opinions and representation letters of the transferor and transferee as the Company may reasonably require if and as consistent with Article 5.3, and (iii) if transferring this Warrant, surrenders this Warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable).

5.5              No Stockholder Rights. Nothing contained in this Warrant shall be construed as conferring upon Holder hereof the right to vote, to consent, or to receive notice as a stockholder of the Company or any other matters or any rights whatsoever as a stockholder of the Company, except as expressly provided in this Warrant. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised.

5.6              Notices. All notices and other communications from the Company to Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by Federal Express, UPS or similar courier service, first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or Holder, as the case may (or on the first business day after transmission by facsimile) be, in writing by the Company or such Holder from time to time. Effective upon receipt of the fully executed Warrant and the initial transfer described in Article 5.4 above, all notices to Holder shall be as set forth in Schedule of Lenders attached to the Purchase Agreement until the Company receives notice of a change of address in connection with a transfer or otherwise:

8

Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:

Lenco Mobile Inc.

2025 First Avenue, Suite 520

Seattle, Washington 98121

Attention: Chief Financial Officer

5.6              Waiver. This Warrant and all other Warrants issued under the Purchase Agreement may be amended, and any provisions under this Warrant and all other Warrants issued under the Purchase Agreement, may be waived by the holders of the Notes and the Company as provided in Section 7.7 of the Purchase Agreement. Any such amendment or waiver shall be effective against the Holder.

5.7              Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.8              Automatic Conversion upon Expiration. In the event that, upon the Expiration Date, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Article 1.3 above is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Article 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised or converted, and the Company shall promptly deliver a book entry statement or certificate representing the Shares (or such other securities) issued upon such conversion to Holder.

5.9              Counterparts. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement. Headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed part of this Warrant.

5.10              Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Washington, without giving effect to its principles regarding conflicts of law.

[Signature Page Follows]

9

“COMPANY”

LENCO MOBILE INC.

By:__________________________________

Print Name:____________________________

Title:_________________________________

“HOLDER”

(use if an individual)

_____________________________________

Print Name:____________________________

“HOLDER”

(use if an entity)

_____________________________________
(print name of entity)

By:__________________________________

Print Name:____________________________

Title:_________________________________

10

APPENDIX 1

NOTICE OF EXERCISE

1.              Holder elects to purchase ___________ shares of the Common Stock of Lenco Mobile Inc. (the “Company”) pursuant to the terms of the attached Warrant, and tenders payment of the purchase price of the shares in full.

[or]

1.              Holder elects to convert the attached Warrant into Shares in the manner specified in the Warrant. This conversion is exercised for _____________________ of the Shares covered by the Warrant.

[Strike paragraph that does not apply.]

2.              Please issue a book entry statement or certificate or certificates representing the shares in the name specified below:

___________________________________________

Holder’s Name

___________________________________________

___________________________________________

(Address)

3.              By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Article 4 of the Warrant as of the date hereof.

HOLDER: _____________________________ By:__________________________ Name:________________________ Title:_________________________ (Date):________________________

11